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                                                                 Exhibit (9)(ll)

                            ADMINISTRATION AGREEMENT

     AGREEMENT made as of June 30, 2005, by and between BNY Hamilton Funds, Inc. ("Hamilton"), a corporation organized under the laws of Maryland, with regard to the portfolios listed on Exhibit A hereto (each a "Fund", collectively the "Funds"), and The Bank of New York, a New York banking organization (the "Administrator").

                                   WITNESSETH:

     WHEREAS, Hamilton is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, Hamilton desires to retain the Administrator to provide administration services for the Fund and the Administrator is willing to provide such services, all as more fully set forth below;

     NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

     1.   Appointment.

     Hamilton hereby appoints the Administrator as its agent for the term of this Agreement to perform the services described herein. The Administrator hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

     2.   Representations and Warranties.

     Hamilton and the Administrator hereby each represents and warrants to the other, which representations and warranties shall be deemed to be continuing, that:

     (a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

     (b) This Agreement has been duly authorized, executed and delivered in accordance with all requisite action and constitutes a valid and legally binding obligation, enforceable in accordance with its terms; and

     (c) It is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement.

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                                       -2-

     3.   Duties and Obligations of the Administrator.

     (a) Subject to the general direction and control of Hamilton's Board and the provisions of this Agreement, the Administrator shall provide to each Fund all administrative services necessary for the operation of such Fund, including without limitation those services set forth on Schedule I attached hereto.

     (b) In performing hereunder, the Administrator shall provide, at its expense, office space, facilities, equipment and personnel.

     (c) The Administrator shall not provide under this Agreement any services relating to the investment advisory or sub-advisory functions of any Fund, distribution of shares of any Fund, or services normally performed by the Funds' respective counsel or independent auditors.

     (d) Upon receipt of a Fund's prior written consent (which shall not be unreasonably withheld), the Administrator may delegate any of its duties and obligations hereunder to any delegee or agent whenever and on such terms and conditions as it deems necessary or appropriate. It is understood that the Administrator and BISYS Fund Services Ohio, Inc. (the "Subadministrator") will enter into the Sub-Administration Agreement attached as Exhibit B. Notwithstanding the foregoing, no Fund consent shall be required for any such delegation to any other subsidiary of The Bank of New York Company, Inc. The Administrator shall not be liable to any Fund for any loss or damage arising out of, or in connection with, the actions or omissions to act of any delegee or agent utilized hereunder so long as the Administrator acts in good faith and without negligence or willful misconduct in the selection and supervision of such delegee or agent.

     (e) Hamilton shall cause its officers, advisors, distributor, legal counsel, independent accountants, transfer agent, and any other service provider to cooperate with the Administrator and to provide the Administrator, upon its reasonable request, with such information, documents and advice relating to such Fund as is within the possession or knowledge of such persons, and which in the opinion of the Administrator, is necessary in order to enable it to perform its duties hereunder. The Administrator shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to the Administrator by any of the aforementioned persons which are not affiliated persons (as defined in the 1940 Act) of the Administrator or any Subadministrator ("Affiliated Persons"). The Administrator shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Fund to cause any information, documents or advice to be provided to the Administrator as provided herein and shall be held harmless by each Fund when acting in reliance upon such information, documents or advice relating to such Fund. In the event that any services performed by the Administrator hereunder rely, in whole or in part, upon information obtained from a service provider which is not an Affiliated Person utilized or subscribed to by the Administrator which the Administrator in its reasonable judgment deems reliable, the Administrator shall not have any responsibility or liability for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.

     (f) Nothing in this Agreement shall limit or restrict the Administrator, any affiliate of the Administrator or any officer or employee thereof from acting as administrator for or with any third parties.

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                                       -3-

     (g) The Administrator may consult with counsel to the appropriate Fund, at such Fund's expense, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

     (h) The Administrator may apply in writing to an officer or duly authorized agent of any Fund (with a copy to the Fund's Chief Compliance Officer) for written instructions with respect to any matter arising in connection with the Administrator's performance hereunder for such Fund, and the Administrator shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such instructions.

     4.   Allocation of Expenses.

     Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the appropriate Fund, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of such Fund's trustees, directors, officers or employees, legal, accounting and audit expenses, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares, fees and expenses incident to the registration or qualification under federal or state securities laws of the Fund or its shares, costs (including printing and mailing costs) of preparing and distributing Prospectuses, reports, notices and proxy material to such Fund's shareholders, all expenses incidental to holding meetings of such Fund's trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting such Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees, directors and officers.

     5.   Standard of Care; Indemnification.

     (a) Except as otherwise provided herein, the Administrator shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys' and accountants' fees) incurred by a Fund, except those costs, expenses, damages, liabilities or claims arising out of the Administrator's own bad faith, negligence or willful misconduct. In no event shall the Administrator be liable to any Fund or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.

     (b) Each Fund shall indemnify and hold harmless the Administrator from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by a Fund), and reasonable attorneys' and accountants' fees relating thereto, which are sustained or incurred or which may be asserted against the Administrator, by reason of or as a result of any action reasonably taken or omitted to be taken by the Administrator in good faith hereunder or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed,
(ii) such Fund's Registration Statement or Prospectus, (iii) any instructions of Hamilton's Board, or (iv) any opinion of legal counsel for such Fund or the Administrator or arising out of transactions or other activities of such Fund which (x) occurred prior to the commencement of this Agreement and (y) are not attributable to actions taken or omitted by the

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                                       -4-

Administrator or any Affiliated Person in whatever capacity theretofore acting; provided, that no Fund shall indemnify the Administrator for costs, expenses, damages, liabilities or claims arising out of the Administrator's own negligence, bad faith or willful misconduct. This indemnity shall be a continuing obligation of each Fund and its successors and assigns, notwithstanding the termination of this Agreement.

     (c) Actions taken or omitted in reliance on oral or written instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument believed by the Administrator to be genuine or bearing the signature of a person or persons believed to be authorized to sign, countersign or execute the same, or upon the opinion of legal counsel for a Fund or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

     6.   Compensation.

     For the services provided hereunder, Hamilton agrees that each Fund shall pay the Administrator such compensation at the rate set forth opposite such Fund's name on Exhibit A hereto and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by the Administrator in performing its duties hereunder. The rate set forth on Exhibit A shall be an annual rate of such Fund's average daily net assets. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. Hamilton authorizes the Administrator to debit such Fund's custody account for all amounts due and payable hereunder. The Administrator shall deliver to each Fund invoices for services rendered after debiting such Fund's custody account with an indication that payment has been made. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to the Administrator, each Fund's net asset value shall be computed at the times and in the manner specified in the Fund's Prospectus.

     7.   Term of Agreement.

     (a) This Agreement shall continue until terminated by either the Administrator giving to a Fund, or a Fund giving to the Administrator, a notice in writing specifying the date of such termination, which date shall be not less than 90 days after the date of the giving of such notice. Upon termination hereof, the affected Fund(s) shall pay to the Administrator such compensation as may be due as of the date of such termination, and shall reimburse the Administrator for any disbursements and expenses made or incurred by the Administrator and payable or reimbursable hereunder.

     8.   Force Majeure.

     Provided that a failure or delay in the performance of the Administrator's obligations hereunder does not arise from the failure of the Administrator to have in place such backup systems and disaster recovery programs as are required by its regulators, the Administrator shall not be responsible or liable for any such failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without

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                                       -5-

limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Administrator shall use its best efforts to resume performance as soon as practicable under the circumstances.

     9.   Amendment.

     This Agreement may not be amended or modified in any manner except by a written agreement executed by the Administrator and Hamilton to be bound thereby, and authorized or approved by Hamilton's Board.

     10.  Assignment.

     This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any Fund without the written consent of the Administrator, or by the Administrator without the written consent of Hamilton accompanied by the authorization or approval of Hamilton's Board.

     11.  Governing Law; Consent to Jurisdiction.

     This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. Each Fund hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. Fund and Administrator each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

     12.  Severability.

     In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

     13.  No Waiver.

     Each and every right granted to the Administrator hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Administrator to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by the Administrator of any right preclude any other or future exercise thereof or the exercise of any other right.

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                                       -6-

     14.  Notices.

     All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

     if to a Fund, at

     BNY Hamilton Funds, Inc.
     c/o The Bank of New York
     One Wall Street, 26th Floor
     New York, New York 10286
     Attention: James Hendrickson,
                Executive Vice President

     if to the Administrator, at

     The Bank of New York
     One Wall Street, 25th Floor
     New York, New York 10286
     Attention: Edward G. McGann,
                Managing Director

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

     15.  Counterparts.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

     16.  Several Obligations.

     The parties acknowledge that the obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

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                                       -7-

     IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

                                             BNY HAMILTON FUNDS, INC.


                                             By:
                                                 -------------------------------
                                             Title:


                                             THE BANK OF NEW YORK


                                             By:
                                                 -------------------------------
                                             Title:

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                                   SCHEDULE I
                             ADMINISTRATIVE SERVICES

1. Prepare minutes of Board of Director meetings and assist the Secretary of the Funds in preparation for Board meetings. Such minutes, meeting agendas and other material prepared in preparation for each Board meeting are subject to the review of Fund counsel and counsel to the independent directors of Hamilton.

2. Perform for each Fund, the compliance tests as mutually agreed and which shall be specific to each Fund. The Compliance Summary Reports listing the results of such tests are subject to review and approval by each Fund.

3. Participate in the periodic updating of each Fund's Registration Statement and Prospectus and, subject to approval by such Fund's Treasurer and review by legal counsel, coordinate the preparation, filing, printing and dissemination of periodic reports and other information to the SEC and the Fund's shareholders, including proxy statements, annual and semi-annual reports to shareholders, Form N-SAR, Form N-CSR, Form N-Q and notices pursuant to Rule 24f-2.

4. Prepare workpapers supporting the preparation of federal, state and local income tax returns for each Fund for review and approval by each Fund's independent auditors; perform ongoing wash sales review (i.e., purchases and sales of Fund investments within 30 days of each other); and prepare Form 1099s with respect to each Fund's directors or trustees and file such forms upon the approval of the Fund's Treasurer.

5. Prepare and, subject to approval of the Funds' Treasurer, disseminate to the Funds' Board quarterly unaudited financial statements and schedules of the Funds' investments and make presentations to the Board, as appropriate.

6. Subject to approval of the Funds' Board, assist the Funds in obtaining fidelity bond and E&O/D&O insurance coverage.

7. Prepare statistical reports for outside information services (e.g., IBC/Donoghue, ICI, Lipper Analytical and Morningstar).

8.   Attend shareholder and Board meetings as requested from time to time.

9. Subject to review and approval by the Funds' Treasurer, establish appropriate expense accruals, maintain expense files and coordinate the payment of invoices for each Fund.

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                             SCHEDULE I (continued)
                             ADMINISTRATIVE SERVICES

10. Provide an employee of the Administrator designated by Hamilton's Board to serve as Chief Compliance Officer of Hamilton together with all necessary support staff, expenses and facilities.

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                                    EXHIBIT A

                    Name of Fund                     Annual Fee Rate
                    ------------                     ---------------
BNY Hamilton Enhanced Income Fund                         0.07%
BNY Hamilton Money Fund
BNY Hamilton New York Tax-Exempt Money Fund
BNY Hamilton Treasury Money Fund

BNY Hamilton High Yield Fund                              0.10%
BNY Hamilton Intermediate Government Fund
BNY Hamilton Intermediate Investment Grade Fund
BNY Hamilton Intermediate New York Tax-Exempt Fund
BNY Hamilton Intermediate Tax-Exempt Fund
BNY Hamilton International Equity Fund
BNY Hamilton International Equity CRT Fund
BNY Hamilton Large Cap Equity Fund
BNY Hamilton Large Cap Growth Fund
BNY Hamilton Large Cap Growth CRT Fund
BNY Hamilton Large Cap Value Fund
BNY Hamilton Multi-Cap Equity Fund
BNY Hamilton S&P 500 Index Fund
BNY Hamilton Small Cap Core Equity Fund
BNY Hamilton Small Cap Growth Fund
BNY Hamilton Small Cap Growth CRT Fund
BNY Hamilton US Bond Market Index Fund

In addition to the forgoing, Hamilton shall pay to the Administrator an annual amount of $150,000, prorated among the Funds and payable quarterly, as compensation for the provision to Hamilton of the services of the Chief Compliance Officer and related staff, facilities and expenses.

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                                    EXHIBIT B

                          Sub Administration Agreement